Exhibit 99.1

NEWS BULLETIN

RE:

INNSUITES HOSPITALITY TRUST

FROM

 INNSUITES HOTEL CENTRE

INNSUITES HOSPITALITY TRUST

 1615 E NORTHERN AVENUE, # 102

AMEX:IHT	Phoenix, Arizona 85020

Phone: 602-944-1500

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

FOR IMMEDIATE RELEASE
January 3, 2005

INNSUITES HOSPITALITY TRUST (IHT) RECEIVES NOTICE FROM AMERICAN STOCK EXCHANGE

Phoenix, AZ., January 3, 2005 - InnSuites Hospitality Trust (AMEX:IHT)

InnSuites Hospitality Trust announced today that on December 27, 2004, it received a Warning Letter from the American Stock Exchange (“AMEX”) advising that because the Trust failed to timely file its Quarterly Report on Form 10-Q for the period ended October 31, 2004, as required pursuant to Section 1101 of the AMEX Company Guide (the “Company Guide”), and that due to the resignation of Mr. Stephen A McConnell as a member of its Board of Trustees and as a member of its Audit Committee, the Trust’s Audit Committee is not currently comprised of the requisite three independent trustees as required pursuant to Section 121B(2) of the Company Guide, the Trust is no longer in compliance with the continued listing requirements of AMEX.

The Trust plans to file its Quarterly Report on Form 10-Q for the period ended October 31, 2004 with the Securities and Exchange Commission on or about January 7, 2005.  AMEX gave the Trust until January 27, 2005  to restore compliance with the AMEX audit committee requirements.  The Trust currently has only two independent trustees on its Audit Committee rather than the requisite three.  The Trust is actively seeking a qualified candidate to fill the vacancy in its Audit Committee and to restore its compliance with the AMEX audit committee requirements.

Forward-Looking Statements

Certain matters within this press release may be discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Act and InnSuites Hospitality Trust intends that such forward-looking statements be subject to the safe-harbor created thereby.  Such forward-looking statements include, but are not limited to: (i) expectations of growth in the financial and operating results of the Trust, (ii) expectations of reductions in costs incurred by the Trust, (iii) expectations to refinance or dispose of individual hotels, and (iv) expectations that the travel and hospitality industries will rebound in the near future. InnSuites Hospitality Trust cautions that these statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements contained herein.  Such risks include, but are not limited to: a) fluctuations in hotel occupancy rates, b) changes in room rental rates which may be charged by InnSuites Hotels in response to market rental rate changes or otherwise, c) interest rate fluctuations, d) changes in federal income tax laws and regulations, e) competition, f) any changes in the Trust’s financial condition or operating results due to acquisitions or dispositions of hotel properties, g) real estate and hospitality market conditions, h) hospitality industry factors, i) terrorist attacks or other acts of war, j)

outbreaks of communicable diseases, k) natural disasters and l) local or national economic and business conditions, including, without limitation, conditions which may affect public securities markets generally, the hospitality industry or the markets in which the Trust operates or will operate. From time to time, these and other risks are discussed in the Trust’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.